UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2217932
(State of incorporation or organization)	(IRS Employer Identification No.)

380 Sentry Parkway, Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Nameof each exchange on
to be so registered	which each class is to be registered

Rights to Purchase Preferred Stock	NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:
                                                                                                                                             (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

PMA Capital Corporation (the “Company”) supplements Item 1 to incorporate the following with respect to its Rights to Purchase Preferred Stock that were issued under the Section 382 Rights Agreement, dated August 6, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as amended (the “Rights Agreement”):

On May 5, 2010, the Company entered into an amendment (the “Amendment”) to the Rights Agreement.  The Amendment requires the Company to submit the Rights Agreement to its shareholders for approval every three years.  The Amendment also provides that if the Rights Agreement is not approved at the Company’s annual meeting of shareholders in 2013 or 2016, the plan will terminate following the meeting.

The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 1 and 2, and are incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.             Description

1.
Section 382 Rights Agreement dated August 6, 2009 between PMA Capital Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 1 to the Company’s Form 8-A filed on August 7, 2009).

2.
Amendment No. 1 to Section 382 Rights Agreement dated May 5, 2010 between PMA Capital Corporation and American Stock Transfer & Trust Company LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated May 5, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

PMA CAPITAL CORPORATION

By:	/s/ Stephen L. Kibblehouse
Name: Stephen L. Kibblehouse
Title: Executive Vice President and General Counsel

Date:  May 6, 2010